FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Fidelity Charles Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)
2	Asset Manager	06-Dec-01	12-Dec-01	Lawson Software Inc.	14,000,000	$196,000,000	$14	19,100	$267,400	LEHM	Lehman Brothers	JP Morgan	US Bancorp Piper Jaffray	Fidelity Capital Markets	0	0
3	Asset Mgr: Growth	06-Dec-01	12-Dec-01	Lawson Software Inc.	14,000,000	$196,000,000	$14	9,300	$130,200	LEHM	Lehman Brothers	JP Morgan	US Bancorp Piper Jaffray	Fidelity Capital Markets	0	0
5	Asset Manager: Income	06-Dec-01	12-Dec-01	Lawson Software Inc.	14,000,000	$196,000,000	$14	600	$8,400	LEHM	Lehman Brothers	JP Morgan	US Bancorp Piper Jaffray	Fidelity Capital Markets	0	0
8	Asset Mgr: Aggressive	20-Jun-02	26-Jun-02	CTI Molecular Imaging Corp	10,720,000	$182,400,000	$17	1,200	$20,400	CS First Boston	US Bancorp Piper Jaffray Inc.	Bear Stearns & Co. Inc.	Banc of America Securities LLC	First Union Securities Inc.	Adams Harkness & Hill	CIBC World Markets	Deutsche Bank